UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2021

Southern National Bancorp of Virginia, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-33037	20-1417448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6830 Old Dominion Drive

McLean, Virginia 22101

(Address of Principal Executive Offices) (Zip Code)

(703) 893-7400

(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchanged on which registered
COMMON STOCK	SONA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2021, Southern National Bancorp of Virginia, Inc. (the “Company”) announced that effective immediately, Mr. Jeffery Karafa would be transitioning from his current role as Chief Financial Officer of the Company and the Company’s wholly-owned subsidiary, Sonabank, to the role of Chief Accounting Officer, responsible for the accounting and financial reporting areas of the organization. In connection with Mr. Karafa’s new role, the Company and Mr. Karafa entered into a retention agreement, pursuant to which Sonabank will pay to Mr. Karafa within thirty days a $250,000 bonus, which bonus is subject to prorated repayment if Mr. Karafa’s employment terminates prior to January 11, 2023 (other by reason of his death, resignation for good reason or a termination without cause). The Company, Sonabank and Mr. Karafa also agreed to terminate his existing change-in-control severance agreement, effective as of January 11, 2021. The foregoing description of the retention agreement is only a summary and is qualified in its entirety by reference to the full text of the retention agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the period ending March 31, 2021.

Concurrently, the Company has appointed Matthew Switzer as Executive Vice President and Chief Financial Officer of the Company and Sonabank. Mr. Switzer, 43, most recently served as Managing Director at Stephens, Inc. since June 2015. Prior to that, Mr. Switzer served as Managing Director at Keefe, Bruyette & Woods, a Stifel Company, from July 2005 to May 2015. There are no familial relationships between Mr. Switzer and any director or executive officer of the Company. Additionally, Mr. Switzer has not engaged in any transaction with the Company that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

In connection with his appointment as Chief Financial Officer, Mr. Switzer entered into an employment agreement with the Company, pursuant to which he will receive an initial annual base salary at the rate of $285,000 per year, and he will be eligible for an annual bonus at the discretion of the Board, subject to achievement of agreed-upon performance metrics. The term of the employment agreement expires on the second anniversary of the date his employment commences with the Company, with automatic 2-year renewals unless either party provides 60-day notice of non-renewal. In connection with his commencement of employment, Mr. Switzer will receive a grant of 8,000 shares of restricted stock, which shares will vest ratably over 5 years subject to his continued employment with the Company. Pursuant to the employment agreement, if the Company terminates Mr. Switzer’s employment without “cause” or Mr. Switzer resigns for “good reason” (as such terms are defined in the employment agreement), then Mr. Switzer will receive (i) a lump sum payment equal to two times the sum of his base salary plus his highest cash bonus earned with respect to any fiscal year within the two most recently completed fiscal years immediately preceding the termination; (ii) a pro rata cash bonus for the year of termination, based on actual applicable performance results; (iii) reimbursement for COBRA premiums for 18 months; and (iv) acceleration of vesting of outstanding stock awards. The employment agreement contains customary confidentiality covenants as well as covenants regarding the non-solicitation of customers and employees and non-competition that apply for 18 months following Mr. Switzer’s termination of employment. The foregoing description of the employment agreement is only a summary and is qualified in its entirety by reference to the full text of the employment agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the period ending March 31, 2021.

A copy of the press release announcing these organizational changes is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 11, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

	By:	/s/ Dennis J. Zember
January 11, 2021		Dennis J. Zember
Chief Executive Officer